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                                                                     EX-99(H)(6)
                                STI CLASSIC FUNDS

                     SHAREHOLDER SERVICE PLAN AND AGREEMENT
                                  TRUST SHARES

STI Classic Funds (the "Trust") is an open-end investment company registered under the Investment Company Act of 1940, as amended, and currently consists of a number of separately managed funds. The Trust desires to retain SunTrust Bank ("SunTrust"), to itself provide, or to compensate service providers who themselves provide, the services described herein to clients (the "Clients") who from time to time beneficially own Trust Shares ("Shares") of any fund of the Trust listed on Schedule A to this Agreement (each a "Fund," and collectively, the "Funds"). SunTrust is willing to itself provide, or to compensate service providers for providing, such shareholder services in accordance with the terms and conditions of this Agreement.

Section 1. SunTrust will provide, or will enter into written agreements in the form attached hereto with service providers pursuant to which the service providers will provide, one or more of the following shareholder services to Clients who may from time to time beneficially own Shares:

           (i) maintaining accounts relating to Clients that invest in Shares;

           (ii) providing information periodically to Clients showing their positions in Shares;

           (iii)  arranging for bank wires;

           (iv) responding to Client inquiries relating to the services performed by SunTrust or any service provider;

           (v) responding to inquiries from Clients concerning their investments in Shares;

           (vi) forwarding shareholder communications from the Trust (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients;

           (vii) processing purchase, exchange and redemption requests from Clients and placing such orders with the Trust or its service providers;

           (viii) assisting Clients in changing dividend options, account designations, and addresses;
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            (ix)  providing subaccounting services with respect to Shares beneficially owned by Clients;

            (x) processing dividend payments from the Trust on behalf of Clients; and

            (xi) providing such other similar services as the Trust may reasonably request to the extent that SunTrust and/or the service provider is permitted to do so under applicable laws or regulations.

Section 2. SunTrust will provide all office space and equipment, telephone facilities and personnel (which may be part of the space, equipment and facilities currently used in SunTrust's business, or any personnel employed by SunTrust) as may be reasonably necessary or beneficial in order to fulfill its responsibilities under this Agreement.

Section 3. Neither SunTrust nor any of its officers, employees, or agents is authorized to make any representations concerning the Trust or the Shares except those contained in the Trust's then-current prospectus or Statement of Additional Information for the Shares, copies of which will be supplied to SunTrust, or in such supplemental literature or advertising as may be authorized in writing.

Section 4. For purposes of this Agreement, SunTrust and each service provider will be deemed to be independent contractors, and will have no authority to act as agent for the Trust in any matter or in any respect. By its written acceptance of this Agreement, SunTrust agrees to and does release, indemnify, and hold the Trust harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by SunTrust or its officers, employees, or agents regarding SunTrust's responsibilities under this Agreement, the provision of the aforementioned services to Clients by SunTrust or any service provider, or the purchase, redemption, transfer, or registration of Shares (or orders relating to the same) by or on behalf of Clients. SunTrust and its officers and employees will, upon request, be available during normal business hours to consult with representatives of the Trust or its designees concerning the performance of SunTrust's responsibilities under this Agreement.

Section 5. In consideration of the services and facilities to be provided by
           SunTrust or any service provider, each Fund that has issued Shares will pay to SunTrust a fee, as agreed from time to time, at an annual rate of up to 0.40% (forty basis points) of the average net asset value of the Shares of each Fund, in the specific amount set forth in each Fund's prospectus and statement of additional information, which fee will be computed daily and paid monthly. The Trust may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Fund, including the sale of Shares to any service provider for the account of any Client or Clients. SunTrust may waive all or any portion of its fee from time to time.

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Section 6. The Trust may enter into other similar servicing agreements with any other person or persons without SunTrust's consent.

Section 7. By its written acceptance of this Agreement, SunTrust represents, warrants, and agrees that the services provided by SunTrust under this Agreement will in no event be primarily intended to result in the sale of Shares.

Section 8. This Agreement shall become effective as of October 1, 2002, and shall continue until terminated by either party. This Agreement is terminable with respect to the Shares of any Fund, without penalty, at any time by the Trust or by SunTrust upon written notice to the Trust.

Section 9. All notices and other communications to either the Trust or to
           SunTrust will be duly given if mailed, faxed, or transmitted by similar communications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

Section 10. This Agreement will be construed in accordance with the laws of the
            Commonwealth of Massachusetts and may not be "assigned" by either party thereto as that term is defined in the Investment Company Act of 1940.

Section 11. References to the "STI Classic Funds," the "Trust," and the
            "Trustees" of the Trust refer respectively to the Trust created and the Trustees as trustees, but not individually or personally, acting from time to time under the Declaration of Trust of the Trust dated January 15, 1992, a copy of which is on file with the Secretary of State of the Commonwealth of Massachusetts and at the Trust's principal office. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, officers, representatives, or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives, or agents of the Trust personally. Further, any obligations of the Trust with respect to any one Fund shall not be binding upon any other Fund.

By their signatures, the Trust and SunTrust agree to the terms of this Agreement.

STI CLASSIC FUNDS                           SUNTRUST BANK
Attn:  Legal Department                     Attn:  Compliance Department
One Freedom Valley Drive                    50 Hurt Plaza, Suite 1400
Oaks, Pennsylvania 19456                    Atlanta, GA  30303

By:_______________________                  By:______________________

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                               AMENDED SCHEDULE A
                    TO SHAREHOLDER SERVICE PLAN AND AGREEMENT
                                  TRUST SHARES

                          REVISED AS OF AUGUST 20, 2004

Classic Institutional High Quality Bond Fund
Classic Institutional Super Short Income Plus Fund
Classic Institutional Total Return Bond Fund
Classic Institutional U.S. Government Securities Super Short Income Plus Fund Classic Institutional Core Bond Fund
Classic Institutional Intermediate Bond Fund
Seix High Yield Fund
Classic Institutional Limited Duration Fund

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